Exhibit 99.1

UTEK Corporation Reports Financial Results for Three and Six Months Ended June 30, 2009

Tampa, FL — (BUSINESS WIRE) – August 10, 2009 — UTEK Corporation (NYSE Amex: UTK) today announced financial results for the three and six months ended June 30, 2009.

Three Months Ended June 30, 2009 Operating Results

For the quarter ended June 30, 2009, income from operations (revenue) was $2.6 million as compared to $4.9 million for the quarter ended June 30, 2008. The decrease in income from operations (revenue) primarily related to a $1.2 million decrease in the sale of technology rights revenue due to our decision to forgo most technology transfers in which we would receive stock (as opposed to cash) and a $779,000 decline in innovation consulting services revenue due to current adverse economic conditions. None of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarter ended June 30, 2009 as compared to 26% for the second quarter of 2008.

Net loss from operations for the quarter ended June 30, 2009 was ($6.2) million as compared to ($541,000) for the quarter ended June 30, 2008. The $6.2 million net loss from operations for the second quarter of 2009, included (i) a $2.5 million non-cash charge to salaries and wages related to our issuance of shares of our common stock in satisfaction of an earn-out provision in connection with our acquisition of Social Technologies Group Inc. that became due upon our termination of an employment agreement with the former owner of Social Technologies Group Inc. and (ii) $2.4 million non-cash goodwill impairment loss related to our acquisition of Social Technologies Group Inc.

The net decrease in net assets from operations (including net loss from operations and realized and unrealized gains and losses on investments) was ($7.2) million or ($0.64) per weighted average diluted share outstanding for the quarter ended June 30, 2009, as compared to ($3.4) million, or ($.35) per weighted average diluted share outstanding for the quarter ended June 30, 2008.

Weighted average diluted shares outstanding were 11,214,181 and 9,608,668 for the quarters ended June 30, 2009 and 2008, respectively.

Six Months Ended June 30, 2009 Operating Results

For the six months ended June 30, 2009, income from operations (revenue) was $5.4 million as compared to $8.6 million for the six months ended June 30, 2008. The decrease in income from operations (revenue) primarily related to a $3.9 million decrease in the sale of technology rights revenue due to our decision to forgo most technology transfers in which we would receive stock (as opposed to cash), partially offset by a $1.1 million increase in innovation consulting services revenue as a result our acquisition of additional innovation services companies in the latter part of 2008. None of our income from operations (revenue) was received in the form of unregistered shares of common stock for the six months ended June 30, 2009 as compared to 46% for the six months ended June 30, 2008.

Net loss from operations for the six months ended June 30, 2009 was ($8.3) million as compared to ($2.2) million for the six months ended June 30, 2008. The $8.3 million net loss from operations for the six months ended June 30, 2009 included the non-cash charges discussed above.

The net decrease in net assets from operations (including net income (loss) from operations and realized and unrealized gains and losses on investments) was ($12.2) million or ($1.10) per weighted average diluted share outstanding for the six months ended June 30, 2009, as compared to ($9.7) million or ($1.04) per weighted average diluted share outstanding for the six months ended June 30, 2008. The net decrease in net assets from operations during the six months ended June 30, 2009 included a net loss of $37.4 million related to our continued efforts to sell our portfolio investments in anticipation of the filing of a notice to withdraw our election to be regulated as a business development company under the Investment Company Act of 1940, as discussed in greater detail below. The net decrease in net assets for such period also reflects the recognition of unrealized appreciation of $33.5 million to reverse previously recorded unrealized depreciation upon the sale of these investments for a realized loss.

Weighted average diluted shares outstanding were 11,103,434 and 9,385,813 for the six months ended June 30, 2009 and 2008, respectively.

First Six Months 2009 Summary

Throughout the past year, UTEK has made a strong push to position itself as a leading provider of IP licensing and innovation services for the Global 2000 marketplace. By engaging UTEK, companies can now more rapidly develop and source new products, enter new markets and avoid commoditization of their existing product lines. We completed four strategic acquisitions in 2008, and are now selling a unified innovation offering to prospective clients.

The strategic consulting market for our services stabilized in the second quarter of 2009 from the first quarter of 2009, but remained below the previous year’s results due to a challenging economic climate. Our online pharmalicening.com platform, which connects buyers and sellers of IP through a unique partnering process, experienced good growth for the first six months of 2009. Due to this growth, our pipeline of clients at some stage of negotiation to conduct licensing transactions or partnering through the Pharmalicensing platform and our buy-side engagements is at the highest level in approximately two years. However, in the current economic climate, we are still uncertain if and when any of the pending transactions will occur.

Some of the operational and financial highlights from the first six months of 2009 include:

•	All of the top 20 pharmaceutical companies ranked by R&D expenditures use Pharmalicensing to source licensing and partnering opportunities

•	There are currently more than 1,100 individuals registered as users of Pharmalicensing from the top 20 pharmaceutical firms as ranked by R&D expenditures

•	Pharmalicensing.com traffic (unique visitors) increased 28%, average of 156,346 unique visitors per month during first half of 2009

•	Cash equity monetization for the first six months of 2009 of $550,000

•	Ongoing corporate cash expenses reduced by $3.0 million for the 6 months ended June 30, 2009

•	$4.9 million in one-time, non-cash expenses and $822,000 in recurring non-cash expenses recorded during the first six months 2009

•	All 2009 revenue was in the form of cash as opposed to unregistered securities of our clients

Liquidity and Financial Condition

Cash, certificates of deposit and U.S. treasuries were $2.1 million at June 30, 2009, as compared to $4.2 million at December 31, 2008. Net assets were $30.3 million at June 30, 2009, as compared to $37.2 million at December 31, 2008. Net asset value per common share outstanding was $2.62 at June 30, 2009, as compared to $3.42 at December 31, 2008.

Recent Developments

On July 16, 2009, the stockholders voted in favor of a proposal to authorize us to withdraw our election to be treated as a business development company (“BDC”) under the 1940 Act. We have equity interests equaling more than 20% ownership in some portfolio companies and we would be required to use the equity method of accounting to consolidate the financial accounts of these portfolio companies with ours after we withdraw our election to be regulated as a BDC. Therefore, we would not consider de-election of the BDC status until we have a plan to divest ourselves of equity interests in the portfolio companies in which we hold a more than 20% ownership. We began liquidating a portion of our investment portfolio during 2009. The sale of some or all of our shares in a significant number of our portfolio companies for $2.25 million in cash and other assets resulted in realized losses of $37.4 million and unrealized appreciation of $33.5 million primarily related to the reversal of previously recorded unrealized depreciation upon the sale of these investments.

Financial Position Information

The following tables contain comparative selected financial data as of June 30, 2009 and December 31, 2008 and for the three and six month periods ended June 30, 2009 and 2008.

UTEK Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2009 (Unaudited)	December 31, 2008 (Restated)
ASSETS
Investments:
Non-affiliate investments (cost: 2009 - $15,534,928; 2008 - $36,994,463)	$3,078,800	$5,603,440

Affiliate investments (cost: 2009 - $9,604,627; 2008 - $38,559,629)	323,300	3,477,200

Control investments (cost: 2009 - $9,256,318; 2008 - $10,637,748)	5,705,300	2,987,500

U.S. Treasuries and certificates of deposit (cost: 2009 - $588,656; 2008 - $291,581)	588,656	291,581

Total investments	9,696,056	12,359,721
Cash and cash equivalents	1,464,124	3,922,297
Accounts receivable, net of allowance for bad debt	1,479,945	2,290,363
Prepaid expenses and other assets	486,451	750,502
Fixed assets, net	550,507	653,208
Goodwill	14,810,418	15,246,143
Intangible assets, net	9,226,433	10,663,975

TOTAL ASSETS	37,713,934	45,886,209

LIABILITIES
Accounts payable	514,487	575,988
Accrued expenses	1,395,846	995,652
Accrued severance payable	876,400	1,651,814
Notes payable and other debt	695,339	839,765
Deferred revenue	2,363,698	2,849,270
Deferred tax liability	1,600,856	1,773,441

TOTAL LIABILITIES	7,446,626	8,685,930

NET ASSETS	$30,267,308	$37,200,279

Commitments and Contingencies
Composition of net assets:
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value, 29,000,000 shares authorized; 12,287,077 and 12,134,959 shares issued; 11,560,357 and 10,879,900 shares outstanding at June 30, 2009 and December 31, 2008, respectively	$115,604	$108,800
Additional paid-in capital	79,619,096	75,067,857
Accumulated income
Accumulated net operating income	15,153,542	23,463,295
Net realized loss on investments, net of related income taxes	(45,179,866)	(7,744,736)
Net unrealized depreciation of investments, net of related deferred income taxes	(18,397,237)	(51,921,150)
Foreign currency translation adjustment	(1,043,831)	(1,773,787)

Net assets	$30,267,308	$37,200,279

Net asset value per share	$2.62	$3.42

UTEK Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008 (Restated)
Income from operations:
Innovation consulting services	$1,801,024	$2,579,627	$3,720,322	$2,579,627
Sale of technology rights	—	1,222,300	—	3,934,680
Subscription and other services	831,898	1,092,683	1,645,657	1,961,422
Investment income, net	12,546	35,008	43,210	119,455

	2,645,468	4,929,618	5,409,189	8,595,184

Expenses:
Direct costs of innovation consulting services	1,408,826	2,317,882	3,396,276	2,317,882
Acquisition of technology rights	—	296,000	—	1,480,000
Salaries and wages	3,250,359	1,159,144	4,234,448	4,016,852
Professional fees	197,103	250,067	420,023	558,262
Sales and marketing	540,644	585,752	999,052	1,233,784
General and administrative	855,737	893,985	1,651,178	1,633,639
Amortization and depreciation	415,413	185,355	822,091	270,895
Impairment loss	2,368,458	—	2,368,458	—

	9,036,540	5,688,185	13,891,526	11,511,314

Loss before income taxes	(6,391,072)	(758,567)	(8,482,337)	(2,916,130)
Provision for income tax (benefit) expense	(156,140)	(217,677)	(172,585)	(721,328)

Net loss from operations	(6,234,932)	(540,890)	(8,309,752)	(2,194,802)

Net realized and unrealized gains (losses):
Net realized loss on investments, net of related income tax benefit	(416,995)	(3,350,772)	(37,435,130)	(3,476,874)
Change in unrealized appreciation (depreciation) of investments, net of related deferred tax expense (benefit)	(571,307)	503,149	33,523,913	(4,047,627)

Net decrease in net assets from operations	$(7,223,234)	$(3,388,513)	$(12,220,969)	$(9,719,303)

Net decrease in net assets from operations per share:
Basic	$(0.64)	$(0.35)	$(1.10)	$(1.04)
Diluted	$(0.64)	$(0.35)	$(1.10)	$(1.04)
Weighted average shares:
Basic	11,214,181	9,608,668	11,103,434	9,385,813
Diluted	11,214,181	9,608,668	11,103,434	9,385,813

Conference Call at 4:30 p.m. EDT on Monday, August 10, 2009

UTEK will hold a live conference call on Monday, August 10, 2009 at 4:30 p.m. EDT to discuss its results for the three and six months ended June 30, 2009. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

Investors and analysts can participate in the call by dialing:

US & Canada: 866-672-2663

UK: 0-800-032-3836

Other International Callers: 404-665-9588

Please reference conference ID# 23195599

About UTEK Corporation

UTEK® is a leading global IP licensing and innovation services company. UTEK’s services enable its clients to enhance their innovation capabilities, rapidly source externally developed technologies, create value from their intellectual property and gain foresight into marketplace and technology developments that could affect their business. UTEK is a business development company. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK “expects,” “should,” “believes,” “anticipates” or words of similar import. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. This press release is available on the Company’s website at www.utekcorp.com.

Important factors that could cause actual results to differ materially from those indicated in forward-looking statements, include: the audit and review by UTEK’s registered independent public accounting firm of the results and findings of UTEK, including the audit and review of UTEK’s estimates of amounts to be restated; the impact, if any, of such results or findings on the financial statements of UTEK; UTEK’s inability to timely file reports with the SEC; risks of litigation arising out of or related to any of the matters described in this press release; and risks, uncertainties and changes in financial condition. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 30, 2009, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

UTEK Corporation

Lesley Cohen

lcohen@hrosepr.com

202-294-6770